Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

13-20

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward Creative Communications
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2013 THIRD QUARTER RESULTS

Record Third Quarter Revenue and Operating Income

Backlog Increases to Record $8.09 Billion

HOUSTON – Oct. 31, 2013 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended Sept. 30, 2013. Revenues in the third quarter of 2013 were $1.65 billion compared to revenues of $1.53 billion in the third quarter of 2012. Net income from continuing operations attributable to common stock was $92.9 million, or $0.43 per diluted share, in the third quarter of 2013, versus net income from continuing operations attributable to common stock of $83.6 million, or $0.39 per diluted share, in the third quarter of 2012. Included in net income from continuing operations attributable to common stock for the third quarter of 2013 and 2012 were $6.6 million and $5.2 million of income, or $0.03 per diluted share for the third quarter of 2013 and $0.02 per diluted share for the third quarter of 2012, from the release of income tax contingencies and settlement of certain tax audits. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) were $0.46 for the third quarter of 2013 compared to $0.42 for the third quarter of 2012.

“We expect 2013 to be another record year for Quanta. Increased demand for our services resulted in strong third quarter performance despite emergency restoration work being at the lowest level since 2010,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Backlog is at a record $8.09 billion, and significant bidding activity on large and small projects, both in the electric power and natural gas and pipeline segments, continues to indicate opportunity for solid earnings growth in 2014.”

Revenues for the first nine months of 2013 were $4.71 billion compared to revenues of $4.25 billion in the first nine months of 2012. For the nine months ended Sept. 30, 2013, net income from continuing operations attributable to common stock was $235.2 million, or $1.10 per diluted share. Included in the results for the first nine months of 2013 was non-cash stock-based compensation expense of approximately $4.3 million, or $0.01 per diluted share, related to the accelerated vesting of equity-based awards associated with John R. Colson’s retirement as Quanta’s executive chairman of the board of directors effective May 23, 2013. Also included in these results was the $0.03 per diluted share benefit of the previously mentioned release of income tax contingencies. This compares to net income from continuing operations attributable to common stock of $187.3 million, or $0.88 per diluted share, for the first nine months of 2012, which included the previously mentioned release of income tax contingencies of $0.02 per diluted share. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) were $1.22 for the first nine months of 2013 compared to $1.01 for the first nine months of 2012.

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Adjusted diluted earnings per share from continuing operations is calculated as GAAP diluted earnings per share from continuing operations before the release of income tax contingencies and acquisition costs, as well as non-cash items such as amortization of intangible assets and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures. On Dec. 3, 2012, Quanta sold substantially all of its domestic telecommunications infrastructure services operations, and the corresponding prior period financial results have been presented as discontinued operations in the accompanying consolidated financial statements, supplemental data and reconciliation of non-GAAP financial measures.

RECENT HIGHLIGHTS

•	Selected by TransCanada for Houston Lateral Project - In Oct. 2013, TransCanada Corporation selected Price Gregory International (Price Gregory), a Quanta Services company, for TransCanada Corporation’s Houston Lateral Project. Price Gregory will construct and install approximately 48 miles of 36-inch diameter steel pipe to interconnect TransCanada’s Gulf Coast Pipeline to refineries in the Houston, Texas, marketplace. Price Gregory has received a limited notice to proceed and expects the project to be completed in the spring of 2014.

•	Selected by PPL to Complete High-Voltage Transmission Project in Pennsylvania - In Sept. 2013, Quanta was selected by PPL to complete the Pennsylvania portion of a complex, high-voltage transmission project. Construction is underway on approximately 69 miles of 500 kilovolt electric transmission infrastructure through environmentally sensitive and challenging terrain. Quanta expects to complete the project in the spring of 2015.

•	Acquired Two Companies Subsequent to the End of the Third Quarter

Performance Energy Services, L.L.C. - In early Oct. 2013, Quanta acquired Performance Energy Services, L.L.C. (PES), a specialty contractor to the offshore oil and gas industry, specializing in mechanical installations, fabrication of steel structures, commissioning and decommissioning services, electrical and instrumentation services and maintenance and repair of marine assets. Headquartered in Houma, La., PES primarily operates in the Gulf of Mexico and select international offshore markets serving U.S. exploration and production companies.

T.G. Mercer Consulting Services, Inc. - Also in early Oct. 2013, Quanta acquired T.G. Mercer Consulting Services, Inc. (Mercer). Founded in 1910 and headquartered in Willow Park, Texas, Mercer provides pipe transportation, handling, storage and logistics management services to the oil and gas pipeline construction industry. Mercer has operating facilities located in and near key domestic shale plays and has provided services nationwide.

The aggregate consideration for both acquisitions consisted of approximately $125.3 million in cash, net of cash acquired and 2,129,829 shares of Quanta common stock valued at approximately $52.3 million.

•	Amended Senior Secured Revolving Credit Facility - On Oct. 30, 2013, Quanta entered into an amended and restated credit agreement with a syndicate of lenders led by Bank of America N.A. and Wells Fargo N.A., increasing the capacity under the company’s senior secured revolving credit facility from $700 million to $1.325 billion and extending the maturity date to Oct. 30, 2018. The amended credit facility offers more favorable terms and rates and provides additional flexibility for borrowing in foreign currencies.

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OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory and permitting challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues and margins reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize in the fourth quarter of 2013. This financial outlook includes the expected results for the PES and Mercer acquisitions subsequent to their respective closing dates. In addition, Quanta’s outlook for the fourth quarter of 2013 continues to reflect nominal emergency restoration service revenues as compared to the fourth quarter of 2012, which included record emergency restoration service revenues of over $130 million. Lastly, the company has not assumed any uncommitted mainline pipe construction work in its fourth quarter 2013 financial outlook. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the fourth quarter of 2013 to range between $1.65 billion and $1.75 billion and diluted earnings per share from continuing operations to be $0.39 to $0.41. Included in our estimate of GAAP diluted earnings per share from continuing operations for the fourth quarter of 2013 is a net tax benefit of approximately $0.02 per share associated with the release of certain income tax contingencies due to the expiration of certain statute of limitations periods during the fourth quarter. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the fourth quarter of 2013 to be $0.42 to $0.44. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share from continuing operations presented in this press release. Amortization of intangibles and non-cash stock-based compensation is forecasted to be approximately $17.1 million for the fourth quarter of 2013.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for October 31, 2013, at 9:30 a.m. eastern time. To participate in the call, dial 480-629-9723 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through November 7, 2013, and may be accessed at 303-590-3030, using the pass code 4646469#. For more information, please contact Kip Rupp, vice president - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

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GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is now available free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to the company’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and natural gas and pipeline industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the financial flexibility afforded by the credit facility; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the outcome of pending or threatened litigation; the business plans or financial condition of our customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or our customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for acts or omissions by our partners; our inability or failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill and other intangible asset or investments; growth outpacing our decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for services; the impact of increased healthcare costs arising from healthcare reform legislation, and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and Quanta’s Quarterly Report on Form 10-Q for the quarters ended Mar. 31, 2013 and June 30, 2013 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

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Quanta Services, Inc. and Subsidiaries
Consolidated Statements of Operations For the Three and Nine Months Ending September 30, 2013 and 2012 (In thousands, except per share information) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$1,645,132	$1,532,001	$4,705,219	$4,246,927
Cost of services (including depreciation)	1,372,079	1,280,001	3,952,609	3,595,959

Gross profit	273,053	252,000	752,610	650,968
Selling, general and administrative expenses	124,949	114,577	357,661	317,918
Amortization of intangible assets	7,026	10,290	17,406	28,781

Operating income	141,078	127,133	377,543	304,269
Interest expense	(475)	(963)	(1,480)	(2,496)
Interest income	1,139	383	2,230	1,178
Equity in earnings of unconsolidated affiliates	—	1,308	—	1,308
Other income (expense), net	(824)	(179)	(1,690)	(375)

Income from continuing operations before income taxes	140,918	127,682	376,603	303,884
Provision for income taxes	42,509	39,596	126,611	103,536

Net income from continuing operations	98,409	88,086	249,992	200,348
Income from discontinued operations, net of taxes	—	12,770	—	20,299

Net income	98,409	100,856	249,992	220,647
Less: Net income attributable to noncontrolling interests	5,503	4,458	14,768	13,004

Net income attributable to common stock	$92,906	$96,398	$235,224	$207,643

Amounts attributable to common stock:
Net income from continuing operations	$92,906	$83,628	$235,224	$187,344
Net income from discontinued operations	—	12,770	—	20,299

Net income attributable to common stock	$92,906	$96,398	$235,224	$207,643

Earnings per share attributable to common stock - basic and diluted:
Continuing operations	$0.43	$0.39	$1.10	$0.88
Discontinued operations	—	0.06	—	0.10

Net income attributable to common stock	$0.43	$0.45	$1.10	$0.98

Weighted average shares used in computing earnings per share:
Basic	214,866	213,150	214,178	212,564

Diluted	214,916	213,242	214,229	212,650

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$309,153	$394,701
Accounts receivable, net	1,434,701	1,328,081
Costs and estimated earnings in excess of billings on uncompleted contracts	232,292	342,777
Inventories	35,590	38,261
Prepaid expenses and other current assets	125,651	97,907

Total current assets	2,137,387	2,201,727
PROPERTY AND EQUIPMENT, net	1,153,629	1,045,983
OTHER ASSETS, net	363,191	171,566
OTHER INTANGIBLE ASSETS, net	190,749	183,836
GOODWILL	1,650,012	1,537,645

Total assets	$5,494,968	$5,140,757

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,639	$—
Accounts payable and accrued expenses	757,267	707,294
Billings in excess of costs and estimated earnings on uncompleted contracts	204,881	173,885

Total current liabilities	964,787	881,179
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	505,927	487,662

Total liabilities	1,470,714	1,368,841

TOTAL STOCKHOLDERS’ EQUITY	4,015,933	3,766,548
NONCONTROLLING INTERESTS	8,321	5,368

TOTAL EQUITY	4,024,254	3,771,916

Total liabilities and equity	$5,494,968	$5,140,757

Quanta Services, Inc. and Subsidiaries Supplemental Data (In thousands, except percentages) (Unaudited)

Segment Results

Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Revenues:
Electric Power	$1,048,370	63.7%	$1,088,586	71.1%	$3,275,732	69.6%	$3,026,872	71.3%
Natural Gas and Pipeline	552,380	33.6	394,215	25.7	1,297,254	27.6	1,088,777	25.6
Fiber Optic Licensing and Other	44,382	2.7	49,200	3.2	132,233	2.8	131,278	3.1

Consolidated revenues	$1,645,132	100.0%	$1,532,001	100.0%	$4,705,219	100.0%	$4,246,927	100.0%

Operating income:
Electric Power	$122,413	11.7%	$137,445	12.6%	$375,772	11.5%	$362,394	12.0%
Natural Gas and Pipeline	49,873	9.0	23,429	5.9	87,874	6.8	27,949	2.6
Fiber Optic Licensing and Other	14,105	31.8	15,114	30.7	45,289	34.2	45,077	34.3
Corporate and Non-Allocated Costs	(45,313)	N/A	(48,855)	N/A	(131,392)	N/A	(131,151)	N/A

Consolidated operating income	$141,078	8.6%	$127,133	8.3%	$377,543	8.0%	$304,269	7.2%

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles; however, it is a common measurement used in our industry. Our methodology for determining backlog may not be comparable to the methodologies used by other companies.

Our backlog represents the amount of consolidated revenue that Quanta expects to realize from future work under construction contracts and long-term maintenance contracts, or master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, we include 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following tables present Quanta’s total backlog by reportable segment as of September 30, 2013, September 30, 2012 and December 31, 2012 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	September 30, 2013		September 30, 2012		December 31, 2012
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$2,918.4	$5,322.4	$2,856.6	$4,803.3	$2,864.9	$4,918.2
Natural Gas and Pipeline	1,305.7	2,220.8	863.3	1,513.6	797.0	1,566.3
Fiber Optic Licensing and Other	140.9	545.2	127.5	469.2	145.0	502.5

Total	$4,365.0	$8,088.4	$3,847.4	$6,786.1	$3,806.9	$6,987.0

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2013 and 2012

(In thousands, except per share information)
(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (iv) income tax contingency releases and audit settlements vary period to period depending on the level of reserves for uncertain tax positions, the expiration dates under various federal and state tax statutes of limitations, and the dates on which tax audits are completed.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Adjusted diluted earnings per share from continuing operations:
Net income from continuing operations attributable to common stock (GAAP as reported)	$92,906	$83,628	$235,224	$187,344
Adjustments:
Impact of income tax contingency releases and certain audit settlements (a)	(6,552)	(5,185)	(6,552)	(5,185)
Acquisition costs, net of tax	2,546	1,060	3,738	1,961

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	88,900	79,503	232,410	184,120
Non-cash stock-based compensation, net of tax	4,678	4,047	16,926	12,274
Amortization of intangible assets, net of tax	4,513	6,740	11,155	18,828

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$98,091	$90,290	$260,491	$215,222

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations:
Weighted average shares outstanding for basic earnings per share from continuing operations	214,866	213,150	214,178	212,564
Effect of dilutive stock options	50	92	51	86

Weighted average shares outstanding for adjusted diluted earnings per share from continuing operations	214,916	213,242	214,229	212,650

Adjusted diluted earnings per share from continuing operations	$0.46	$0.42	$1.22	$1.01

(a)	These amounts reflect the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods during the third quarter of 2013 and 2012 and certain income tax audit settlements during the third quarter of 2012. Such benefits are subject to significant uncertainty surrounding the timing and amount of their release.